Exhibit 99.1

AGY Holding Corp. Reports 2012 Third Quarter

Consolidated Results

AIKEN, SOUTH CAROLINA - (November 13, 2012) – AGY Holding Corp. (“AGY” or the “Company”) today announced consolidated results for the three and nine months ended September 30, 2012.

“The overall market conditions for the third quarter were challenging as the electronics and industrial markets were negatively impacted by management of inventory levels by our customers,” said Richard Jenkins, interim CEO, AGY Holding Corp. “However, we remain on pace to outperform our S-2 sales expectations for the year. Operationally, we continue to realize cost and efficiency improvements while adjusting capacity to meet current demand levels. Our quality improvement programs are building on the heritage of producing top quality products for our customers. With these advancements, we remain driven and focused on achieving our business plan goals for 2012.”

Summary Financial Performance	Three months ended September 30,		Nine months ended September 30,
($ in millions)	2012	2011	2012	2011

Net Sales	$39.5	$46.6	$133.1	$141.5
Loss from operations	(14.5)	(1.9)	(16.0)	(3.5)
Net loss	(20.4)	(7.9)	(33.7)	(21.1)

Net loss attributable to AGY Holding Corp	(16.1)	(7.6)	(29.3)	(20.6)
Non-GAAP measures:

EBITDA (1)	(11.5)	2.1	(7.3)	8.7

Adjusted EBITDA (1)	6.0	4.7	20.9	15.4

Adjusted EBITDA attributable to AGY Holding Corp. (2)	5.7	4.2	19.7	13.9

Adjusted EBITDA margin attributable to AGY Holding Corp. (3)	14.4%	9.0%	14.8%	9.8%

See Appendix D where EBITDA and Adjusted EBITDA are defined and reconciled from net loss (income) determined under GAAP.

(1)	Management uses EBITDA and Adjusted EBITDA, which are non-GAAP financial measures, to measure operating performance.
(2)	Adjusted EBITDA attributable to AGY Holding Corp. excludes the portion of Adjusted EBITDA attributable to the non-controlling interest.
(3)	Adjusted EBITDA margin attributable to AGY Holding Corp. is calculated by dividing Adjusted EBITDA attributable to AGY Holding Corp by net sales.

Third Quarter 2012 Financial Highlights

Net Sales

•

Consolidated net sales in the third quarter of 2012 of $39.5 million decreased $7.1 million, or 15.2% from the third quarter of 2011, which consists of $32.6 million of sales reported by the AGY US business segment (“AGY US”) and $6.9 million of sales reported by the AGY Asia business segment (“AGY Asia”). AGY US net sales in the third quarter of 2012 decreased $6.9 million, or 17.5%, compared to the third quarter of 2011. AGY Asia’s contribution to consolidated net sales in the third quarter of 2012 decreased $0.2 million, or 2.1% compared to the third quarter of 2011 level (after accounting for the elimination of intercompany sales).

•

The decrease in AGY US net sales was primarily driven by lower sales volumes offset by continued favorable mix gains resulting from a greater focus on sale of specialty materials and product rationalization efforts. The lower demand affected primarily the Electronics market, which remained depressed and subject to competitive pressure and the Industrial market due to weak market conditions and global economic uncertainty, which prompted customers to reduce inventory holdings in the supply chain of key applications. Sales into the Defense market decreased year-over-year due to fewer international structural armor programs but remain above our expectations on a year-to-date basis. The aerospace market remained robust through the third quarter of 2012, with an on-going bias toward lighter-weight interior materials.

•	The decrease in AGY Asia net sales was primarily driven by lower sales volumes and average selling price due to the softer Asian electronic market in 2012.

Operating Results

•

Consolidated loss from operations was $14.5 million for the third quarter of 2012 compared to a loss of $1.9 million for the same period in 2011. Adjusting for the impact of restructuring charges of $1.9 million and $0.4 million for AGY US and AGY Asia, respectively, the AGY Asia long-lived assets impairment charge of $13.7 million, AGY US and AGY Asia operating results increased by $2.9 million and $0.7 million, respectively in the third quarter of 2012 compared to the same period of 2011.

•

Quarterly operating results for AGY US improved year-over-year primarily due to decreased manufacturing costs from the execution of operational efficiency improvement projects and cost control initiatives in a more stable manufacturing environment. Additionally, results were positively impacted by lower metal operating losses due to the timing of metal recoveries, a decrease in cost of goods sold due primarily improved operating performance and the decrease in selling, general and administrative expenses resulting primarily from lower headcount related expenses. These gains were partially offset by lower sales volumes as noted above.

•

Quarterly AGY Asia operating results improved year-over-year primarily due to lower depreciation expense resulting from a lower carrying value after the 2011 impairment charge recorded against the AGY Asia long-lived assets. Partially offsetting this gain was lower margin from sales and inflation in labor and energy costs at the AGY Asia manufacturing facility in Shanghai, China.

Adjusted EBITDA

•

Adjusted EBITDA attributable to AGY Holding Corp. (which excludes the portion of Adjusted EBITDA attributable to the 30% non-controlling interest in AGY Asia) was $5.7 million for the third quarter of 2012, compared to $4.2 million in the third quarter of 2011. AGY US third quarter 2012 Adjusted EBITDA of $4.9 million increased $1.6 million as compared to the third quarter of 2011 and AGY Asia third quarter 2012 Adjusted EBITDA attributable to AGY Holding Corp. of $0.8 million decreased $0.2 million as compared to the same period in 2011.

Balance Sheet and Liquidity

•

As of September 30, 2012, AGY US’s cash balance and total debt, net of cash, were $0.8 million and $201.2 million, respectively. Compared to December 31, 2011, the $4.7 million increase in net debt was primarily attributable to $3.1 million in debt issuance costs and restricted cash to provide collateral support for equipment leases in conjunction with the recent amendment of AGY US’s Amended Credit Facility, the payment of $4.8 million of restructuring fees, and $1.3 million of capital spending, partly offset by $4.5 million of other operating cash flows. As of September 30, 2012, AGY US had total liquidity of approximately $26.4 million.

•

As of September 30, 2012, AGY Asia’s cash balance and total debt, net of cash, were $3.8 million and $36.1 million, respectively, representing a $2.5 million decrease in net debt compared to December 31, 2011. As of September 30, 2012, AGY Asia had total liquidity of approximately $3.8 million, consisting only of unrestricted cash as the AGY Asia lender terminated access to undrawn borrowing availability under the AGY Asia financing agreements. The lender recently agreed to extend the maturity of the working capital loan facility to April 2013 and amended the term loan amortization to defer the April and October 2012 required principal payments totaling $10.5 million to April 2013, with down payments of $0.25 million, due in each of October 2012 and January 2013, provided that continued substantial progress on the AGY Asia refinancing, recapitalization or change in control is made.

Other Highlights

•

As previously discussed in April 2012, AGY retained an advisory firm to provide certain investment banking services to evaluate and assist with a possible combination of AGY Asia with another party, a recapitalization of a significant portion of AGY Asia’s indebtedness or a change in control of AGY Asia in a transaction involving the primary lender for the AGY Asia operations. The Company entered into negotiations with selected bidders and the Company’s efforts to pursue a transaction, including the potential sale of this segment, are progressing.

•

AGY has also retained an advisory firm to lead the sale process of its CFM business, including the wound products and conductive roving business located in its Huntingdon Pennsylvania facilities. Several potential buyers have been identified and the sales process is moving forward. AGY believes that the re-alignment of its product portfolio following completion of this sale process will allow AGY to return to its core capabilities and focus on its specialty materials products.

Third Quarter Conference Call

The Company will hold a conference call to discuss the third quarter 2012 results and respond to questions. The details for the call are as follows:

Date: November 14, 2012

Time: 11:00 a.m. EST

Dial-in number: 866-939-3921 or 678-302-3550

Conference ID: N/A (Operator Assisted)

Please dial in 10-15 minutes prior to the start time. An operator will request your name and organization and ask you to wait until the call begins.

Rebroadcast of this conference will be available two hours after it is complete. Parties who are interested in listening to the rebroadcast may dial 866-939-0581 or 678-302-3540 and when prompted enter pin – 4804300#. At system prompt dial ‘4’ to listen to a previously recorded conference. When prompted, enter confirmation number – 20121105442235#. The rebroadcast will be available through December 15, 2012.

About AGY

AGY is a leading global producer of fiberglass yarns and high-strength fiberglass reinforcements used in a variety of composites applications. AGY serves a diverse range of markets including the following: aerospace and defense, (the “A&D” business); electronics; and construction, continuous filament mat (“CFM”) and industrial markets (the “G&I” business). Headquartered in Aiken, South Carolina, AGY has a sales office in Lyon, France and two manufacturing facilities in the US, located in Aiken, South Carolina and Huntingdon, Pennsylvania and a controlling interest in a manufacturing facility in Shanghai, China. Additional information and a copy of this press release may be found at the Investor Relations section of the Company’s website, www.agy.com or by email at info@agy.com.

Safe Harbor for Forward Looking and Cautionary Statements

Certain statements contained in this release are forward-looking and involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Among these risks and uncertainties are general economic and business conditions; the Company’s substantial debt and ability to generate cash flows to service its debt; the Company’s compliance with the restrictive covenants contained in its various debt agreements; adverse changes in market conditions or product demand; the level of cost reduction achieved through restructuring and capital expenditure programs; changes in energy, alloy metals and raw material costs and availability; downward selling price movements; the success of new technology; labor disputes or increased labor costs; AGY US borrowing base sensitivity to precious metals market prices and amount of owned alloy metals; AGY US’s ability to maintain an available minimum $6.25 million borrowing capacity to avoid the triggering of a springing covenant, which would likely result in an event of default under its senior secured revolving facility; AGY US’s ability to satisfy the quarterly minimum Fully Adjusted EBITDA covenant required under its senior secured revolving facility and A&R Master lease agreement since July 25, 2012; currency and interest rate fluctuations; increases in the Company’s leverage; AGY Asia’s ability to satisfy its mandatory term loan repayments obligations, to refinance the working capital loan, and /or to fund the rebuilding of the furnace located in People’s Republic of China; changes in the Company’s business strategy or development plans; the timing and cost of plant closures; and increases in the cost of compliance with laws and regulations. Factors that could cause actual results to differ materially from these forward-looking statements include but are not limited to those risk factors listed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission. AGY does not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Jay Ferguson

AGY Holding Corp.

PH: 803-643-1257

jay.ferguson@agy.com

# # # #

Appendix A.

AGY Holding Corp. and Subsidiaries

Consolidated Balance Sheets

(Dollars in thousands except per share amounts)

	September 30, 2012 (Unaudited)	December 31, 2011
Assets
Current assets:
Cash	$4,595	$2,268
Restricted cash	837	—
Trade accounts receivable, less allowances of $2,979 and $2,703 at September 30, 2012 and December 31, 2011, respectively	17,439	17,572
Inventories, net	30,995	30,795
Deferred tax assets	2,490	3,370
Other current assets	2,379	1,865

Total current assets	58,735	55,870
Property, plant and equipment, and alloy metals, net	138,474	165,052
Restricted cash	1,500	—
Intangible assets, net	17,335	17,185
Other assets	381	494

TOTAL	$216,425	$238,601

Liabilities, Obligation Under Put/Call for Noncontrolling Interest and Shareholder’s Deficit
Current liabilities:
Accounts payable	$14,429	$14,627
Accrued liabilities	20,350	11,896
Short-term borrowings	12,454	12,820
Current portion of long-term debt	27,419	27,568

Total current liabilities	74,652	66,911

Long-term debt	202,000	197,000
Pension and other employee benefit plans	8,272	8,434
Deferred tax liabilities	4,498	5,378

Total liabilities	289,422	277,723

Commitments and contingencies
Obligation under put/call for noncontrolling interest	—	—

Shareholder’s equity (deficit):
Common stock, $.01 par value per share; 1,000 shares authorized; 100 shares issued and outstanding at September 30, 2012 and December 31, 2011	—	—
Additional paid-in capital	122,480	122,386
Accumulated deficit	(196,425)	(167,085)
Accumulated other comprehensive deficit	3,942	4,138

Total AGY Holding Corp. shareholder’s deficit	(70,003)	(40,561)
Noncontrolling interest	(2,994)	1,439

Total shareholder’s deficit	(72,997)	(39,122)

TOTAL	$216,425	$238,601

Appendix B.

AGY Holding Corp. and Subsidiaries

Consolidated Statements of Operations

	(Unaudited)
(Dollars in thousands)	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011

Net sales	$39,514	$46,602	$133,114	$141,540
Cost of goods sold	(34,054)	(44,326)	(114,546)	(132,466)

Gross profit	5,460	2,276	18,568	9,074
Selling, general and administrative expenses	(3,853)	(4,289)	(11,987)	(12,039)
Restructuring charges	(2,329)	93	(7,997)	43
Amortization of intangible assets	(250)	(250)	(752)	(752)
Long-lived assets impairment charge	(13,749)	—	(13,749)	—
Other operating income (expense)	270	311	(76)	185

Loss from operations	(14,451)	(1,859)	(15,993)	(3,489)
Other non-operating (expense) income:
Interest expense	(6,096)	(5,975)	(17,911)	(17,620)
Other income, net	127	(43)	243	43

Loss before income tax expense	(20,420)	(7,877)	(33,661)	(21,066)
Income tax (expense) benefit	(7)	4	(36)	(36)

Net loss	(20,427)	(7,873)	(33,697)	(21,102)
Less: Net loss attributable to the noncontrolling interest	4,314	313	4,357	534

Net loss attributable to AGY Holding Corp.	$(16,113)	$(7,560)	$(29,340)	$(20,568)

AGY Holding Corp. and Subsidiaries

Consolidated Statements of Comprehensive Loss

	(Unaudited)
(Dollars in thousands)	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011

Net loss attributable to AGY Holding Corp.	$(16,113)	$(7,560)	$(29,340)	$(20,568)
Pension and other postretirement benefit plans – net of tax of $0	(114)	(85)	(168)	(85)
Foreign currency translation adjustments	(145)	854	(28)	1,927

Comprehensive loss attributable to AGY Holding Corp.	(16,372)	(6,791)	(29,536)	(18,726)

Net loss attributable to noncontrolling interest	(4,314)	(313)	(4,357)	(534)
Foreign currency translation adjustments	(80)	188	(77)	425

Comprehensive (loss) income attributable to noncontrolling interest	(4,394)	(125)	(4,434)	(109)

Net loss	(20,427)	(7,873)	(33,697)	(21,102)
Pension and other postretirement benefit plans – net of tax of $0	(114)	(85)	(168)	(85)
Foreign currency translation adjustments	(225)	1,042	(105)	2,352

Comprehensive loss, including portion attributable to noncontrolling interest	$(20,766)	$(6,916)	$(33,970)	$(18,835)

Appendix C.

AGY Holding Corp. and Subsidiaries

Consolidated Statements of Cash Flows

(Dollars in thousands)

	(Unaudited)
	Nine Months Ended September 30,
	2012	2011

Cash flow from operating activities:
Net loss	$(33,697)	$(21,102)
Adjustments to reconcile net loss to net cash used in operating activities:
Long-lived assets impairment charge	13,749	—
Depreciation	7,661	11,373
Alloy metals depletion, net	6,108	6,531
Amortization of debt issuance costs	687	572
Amortization of intangibles with definite lives	752	752
Loss (gain) on sale, disposal or exchange of property and equipment and alloy metals	18	(303)
Stock compensation	94	21
Changes in assets and liabilities:
Trade accounts receivable	133	(2,997)
Inventories	(200)	(988)
Other assets	(377)	299
Accounts payable	(184)	1,438
Accrued liabilities	8,473	4,490
Pension and other employee benefit plans	(332)	(451)

Net cash provided by (used in) operating activities	2,885	(365)

Cash flows from investing activities:
Purchases of property and equipment and alloy metals	(1,290)	(4,835)
Increase in restricted cash	(2,337)	—

Net cash used in investing activities	(3,627)	(4,835)

Cash flows from financing activities:
Proceeds from Revolving Credit Facility borrowings	50,419	54,759
Payments on Revolving Credit Facility borrowings	(45,419)	(44,609)
Proceeds from AGY Asia Credit Facility borrowings	—	2,731
Payment on AGY Asia Credit Facility borrowings	(299)	(2,829)
Debt issuance costs and others	(1,590)	(994)

Net cash provided by financing activities	3,111	8,698

Effect of exchange rate changes on cash	(42)	(589)

Net increase in cash	2,327	2,909

Cash, beginning of period	2,268	3,132

Cash, end of period	$4,595	$6,041

Appendix D.

AGY Holding Corp. and Subsidiaries

Reconciliation of Net Loss to EBITDA and Adjusted EBITDA

(Dollars in thousands)

The Company’s management uses EBITDA and Adjusted EBITDA, which are non-GAAP financial measures, to measure operating performance.

The most directly comparable financial measure determined under GAAP is net income (loss), the calculation of which for the three and nine months ended September 30, 2012 is set forth in Appendix B.

EBITDA and Adjusted EBITDA (which are defined below) are reconciled from net income (loss) determined under GAAP as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011

Statement of operations data:
Net loss	$(20,427)	$(7,873)	$(33,697)	$(21,102)
Interest expense	6,096	5,975	17,911	17,620
Income tax expense (benefit)	7	(4)	36	36
Depreciation and amortization	2,826	4,037	8,413	12,126

EBITDA	$(11,498)	$2,135	$(7,337)	$8,680

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011

EBITDA	$(11,498)	$2,135	$(7,337)	$8,680
Adjustments to EBITDA:
Alloy depletion charge, net	1,488	2,723	6,108	6,531
Non-cash compensation charges	29	8	94	21
Impairment of long-lived assets	13,749	—	13,749	—
Management fees	188	191	571	568
Restructuring charges	2,329	(93)	7,997	(43)
Gain on disposition of assets and others	(272)	(312)	(272)	(312)

Adjusted EBITDA	6,013	4,652	20,910	15,445
Less: Adjusted EBITDA attributable to the noncontrolling interest	(342)	(411)	(1,233)	(1,545)

Adjusted EBITDA attributable to AGY Holding Corp.	$5,671	$4,241	$19,677	$13,900

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Adjusted EBITDA allocated to AGY Holding Corp. segment breakdown:
AGY US and Corporate	$4,873	$3,282	$16,800	$10,295
AGY Asia	798	959	2,877	3,605

	$5,671	$4,241	$19,677	$13,900

EBITDA is generally defined as earnings before interest, taxes, depreciation and amortization. EBITDA is a measure used by management to measure operating performance. EBITDA is not a recognized term under GAAP and does not purport to be an alternative (a) to net income as a measure of operating performance or (b) to cash flows from operating activities as a measure of liquidity. Additionally, EBITDA is not intended to be a measure of free cash flow available for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments, capital expenditures and debt service requirements. Management believes EBITDA is helpful in highlighting trends because EBITDA excludes the results of decisions that are outside the control of operating management and can differ significantly from company to company depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operate and capital investments. In addition, management believes that EBITDA provides more comparability between our historical results and our recent results that reflect purchase accounting and changes in our capital structure. Management compensates for the limitations of using non-GAAP financial measures by using them to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. Because not all companies use identical calculations, these presentations of EBITDA may not be comparable to other similarly titled measures of other companies.

Adjusted EBITDA is a non-GAAP financial measure which is defined as EBITDA further adjusted to exclude unusual items and other adjustments permitted in calculating covenant compliance and calculated in the same manner as “Consolidated Cash Flow” under the indenture governing our Notes, which is used by management in calculating our fixed charge coverage ratio under the indenture governing our Notes. We believe that the inclusion of supplementary adjustments to EBITDA applied in presenting Adjusted EBITDA is appropriate to provide additional information to investors.

Appendix E.

AGY Holding Corp. and Subsidiaries

Summary Segment information

AGY US Reporting Segment	Three months ended September 30,		Nine months ended September 30,
($ in millions)	2012	2011	2012	2011

Net Sales	$32.6	$39.6	$112.1	$119.8
Loss from operations	(0.7)	(1.5)	(3.2)	(3.6)
Net loss	(6.0)	(6.8)	(19.2)	(19.3)
Net loss attributable to AGY Holding Corp.	(6.0)	(6.8)	(19.2)	(19.3)
Non-GAAP measures:

EBITDA (1)	1.8	1.0	3.9	4.0

Adjusted EBITDA (1)	4.9	3.3	16.8	10.3

Adjusted EBITDA attributable to AGY Holding Corp. (2)	4.9	3.3	16.8	10.3

Adjusted EBITDA margin attributable to AGY Holding Corp. (3)	15.0%	8.3%	15.0%	8.6%

AGY Asia Reporting Segment	Three months ended September 30,		Nine months ended September 30,
($ in millions)	2012	2011	2012	2011

Net Sales	$6.9	$7.0	$21.0	$21.7
Loss from operations	(13.8)	(0.3)	(12.8)	0.1

Net loss	(14.4)	(1.0)	(14.5)	(1.8)
Net loss attributable to AGY Holding Corp.	(10.1)	(0.7)	(10.1)	(1.3)
Non-GAAP measures:

EBITDA (1)	(13.3)	1.2	(11.2)	4.7

Adjusted EBITDA (1)	1.1	1.4	4.1	5.1

Adjusted EBITDA attributable to AGY Holding Corp. (2)	0.8	1.0	2.9	3.6

Adjusted EBITDA margin attributable to AGY Holding Corp. (3)	11.6%	14.3%	13.8%	16.5%

(1)	Management uses EBITDA and Adjusted EBITDA, which are non-GAAP financial measures, to measure operating performance.
(2)	Adjusted EBITDA attributable to AGY Holding Corp. excludes the portion of Adjusted EBITDA attributable to the non-controlling interest.
(3)	Adjusted EBITDA margin attributable to AGY Holding Corp. is calculated by dividing Adjusted EBITDA attributable to AGY Holding Corp by net sales.